SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 6, 2004

Hooper Holmes, Inc.

(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920

(Address of principal executive officers) (zip)

Registrant’s telephone number, including area code (908) 766-5000

None

(Former names or former address, if changed since last report.)

FORM 8-K

Item 5.	Other Events.

(a)	Institutional Shareholders Services (“ISS”) has requested that Hooper Holmes, Inc. (HH) provide ISS with additional information about fees that HH reported in its proxy statement for its 2004 Annual Meeting of Shareholders. ISS further requested that HH publish this information. The following information has been provided to ISS:

FEES PAID TO INDEPENDENT AUDITORS

The following table sets forth supplemental information concerning fees billed by KPMG LLP for services rendered to Hooper Holmes, Inc. for the fiscal year ended December 31, 2003:

Audit Fees	$146,000
Audit Related Fees	13,000
Tax Fees – Preparation and Compliance	127,000

Total Audit, Audit Related, and
Tax Preparation and Compliance Fees	286,000

Other Non-audit Fees:
Tax Fees – Other (1)	76,000

Total Fees	$362,000

(1)	Tax Fees – Other Non-audit Fees include tax advisory services on acquisitions $26,000, tax consulting on employment tax matters $33,000, and tax planning $17,000.

(b)	The Company would like to highlight certain provisions of its corporate governance programs and to further clarify its position regarding its Board independence.

Hooper Holmes’ Board of Directors is currently majority independent under AMEX and internal standards. The Company is not, however, necessarily in compliance with the independence standards established by each governance commentator or proxy advisory service provider who may express opinions on governance issues. Nevertheless, the Company’s governance programs have the Company on a path to achieve a degree of independence that will not only maintain compliance with internal and AMEX standards, but also increase the degree of Board independence during the coming six months.

More specifically, the Company wishes to indicate its commitment to appoint two additional independent directors to the Board. These appointments will ensure continued compliance with internal and AMEX standards, as well as put the Company in compliance with the independence standards established by leading proxy advisory service providers and other governance commentators. The Company is committed to ensuring that future Board appointments will, at a minimum, maintain this level of independence.

The Company will also request that Mr. Kenneth Rossano step down from the Corporate Governance and Nominating Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooper Holmes, Inc.

By:	/s/ Fred Lash

Fred Lash Senior Vice President, Chief Financial Officer & Treasurer

Date: May 6, 2004